Exhibit 99.2

               RULES GOVERNING THE SODEXHO ALLIANCE OCTOBER 2002
                              STOCK OPTION PLAN B

         Options granted by the Board of Directors on October 10, 2002
  (Plan governed by sections 208-1 to 208-8-1 of the French Companies Act of July 24, 1966, authorized by the Sodexho Alliance Extraordinary Shareholders'
                         Meeting of February 21, 2000)

1.   OPTIONHOLDER

     - Optionholders should be employees of a Sodexho group company, the link of which to Sodexho Alliance should be that as described in section 225-180 of the French Commercial Code.

     - The rights attached to the option award herein described are exercisable for ordinary shares of Sodexho Alliance.

     - The rights attached to stock options are non-assignable up to the date of exercise of the options. They cannot be given in donation inter vivos.

     - However, in the case of death of an optionholder, while any unexercised options are outstanding, the optionholder's estate may exercise the options as specified below.

2.   TERM OF THE OPTIONS

     The options will be valid during a six-year time period, from October 10, 2002 to October 9, 2007. If during that period:

     - The optionholder terminates employment from any company of the Sodexho Group due to disability, he or she will vest options in proportion to the time he or she has been continuously employed by any Sodexho group company during the four-year vesting period, and will be permitted to exercise such vested options during the earlier of a one-year period following date of contract termination or October 9, 2007. All other options shall be forfeited. Such shares shall be exercisable in accordance with Section 5.

     - The optionholder retires, he or she will vest options in proportion to the time he or she has been continuously employed by any Sodexho group company during the four-year vesting period, and will be permitted to exercise such vested options during the earlier of 90 days following date of contract termination or October 9, 2007. All other options shall be forfeited. Such shares shall be exercisable in accordance with Section 5. These provisions shall be applicable unless optionholder satisfies the criteria for "approved retiree status," under which he or she will vest in the entire option award at the time of retirement and the entire award will be exercisable in accordance with Section 5. Rules and procedures with respect to "approved retiree status" shall be approved by the Senior Vice President for Human Resources of Sodexho, Inc.

     - The optionholder terminates employment with any company of the Sodexho Group before October 10, 2006, all his or her options shall be forfeited. If the optionholder terminates employment with any company of the Sodexho Group after October 10, 2006, he or she will be permitted to exercise vested options during the earlier of 90 days following date of contract termination or October 9, 2007. All other options shall be forfeited. Such shares shall be exercisable in accordance with Section 5. Notwithstanding the foregoing, in case of termination due to gross misconduct on behalf of optionholder, all options shall be forfeited on day of notice. Gross misconduct means termination for cause in any of the following events: theft, embezzlement, fraud or willful misconduct which is material.

     - The optionholder dies, options will vest in proportion to the time optionholder has been continuously employed by any Sodexho group company during the four-year vesting period. His or her estate will be permitted to exercise such vested options during the earlier of the one-year period following date of death or October 9, 2007. If death occurs during the three-month grace period following optionholder's


                                  Exh. 99.2-1
          termination, optionholder's estate will be permitted to exercise options vested as above described until the end of the three-month period but no later than October 9, 2007. Such shares shall be exercisable in accordance with Section 5. All other options shall be forfeited.

     - If the optionholder is on a leave of absence of more than 12 months, the optionholder shall be considered terminated from employment for purposes of this agreement and the provisions relating to employment termination shall apply (art.2 alin.3). The 12 months period may be extended by approval of the Senior Vice President for Human Resources of Sodexho, Inc.

3.   SUSPENSION OF THE RIGHT TO EXERCISE THE OPTIONS

     - The Board of Directors may suspend the right to exercise the options, if necessary. Exercise rights will be suspended in connection with any transactions involving the company's capital which require accurate prior knowledge of the number of shares outstanding, or any of the transactions referred to in paragraph 4 which entail an adjustment of the option exercise price and the number of shares that may be acquired per option.

     - The company will give optionholders at least 8 days' notice of any such suspension, specifying the date from which the suspension will apply and the date on which it will be lifted. Under no circumstances will the suspension period exceed 3 months.

     - If the option exercise period is due to expire while the right to exercise the options is suspended, the exercise period will be considered as expiring on the suspension date. In this case, optionholders will be given at least one month's notice of the planned suspension.

4.   OPTION EXERCISE PRICE

     The option exercise price, determined in accordance with the law, has been set at EUR 21.87.

     The exercise price will not be subject to change during the life of the options. However, if the company carries out any of the transactions listed below, the exercise price will be adjusted as follows:

          1) In the case of a share issue paid up in cash, or the issuance of convertible or exchangeable bonds or bonds with stock warrants, the option exercise price will be reduced by an amount equal to the exercise price multiplied by the ratio between the value of the share subscription rights attached to the securities issued and the value of the share before the rights are detached.

               For the purpose of calculating this ratio:

               a) The value of the share before the rights are detached will be determined based on the average of the prices quoted over the period of 20 trading days ending one month before the date on which the rights are detached.

               b) The value of the subscription right will be the theoretical value computed based on the value of the share before the rights are detached, as defined above, the issue price of the new shares and the proportion of shares subscribed.

          2) In the case of a bonus share issue paid up by capitalizing retained earnings, net income or additional paid-in capital, or a stock-split or reverse stock-split, the exercise price will be adjusted by multiplying the price by the ratio between the number of shares outstanding before and after the transaction.

          3) In the case of distribution of retained earnings, in cash or in the form of shares taken from treasury stock, the exercise price will be reduced by an amount equal to the exercise price multiplied by the ratio between the value of the cash or shares distributed per share and the value of the shares before the distribution.

               For the purpose of calculating this ratio, the value of the distributed shares and the value of the shares before the distribution will be determined based on the average of the prices quoted over the period of 20 trading days ending one month before the distribution date.


                                  Exh. 99.2-2

          4)   In the case of a capital reduction to absorb losses:

               a) If the capital reduction is carried out by reducing the number of shares in issue, the exercise price will be adjusted by multiplying this price by the ratio between the number of shares outstanding after and before the capital reduction;

               b) If the capital reduction is carried out by reducing the par value of the shares, the exercise price will be adjusted by multiplying this price by the ratio between the par value of the shares after and before the capital reduction;

               Adjustment of the number of shares that may be acquired per option: in all of the above cases, the new number of shares that may be acquired on exercise of the options will be equal to the ratio between the total value of the options not yet exercised and the new option exercise price, rounded up to the next whole number.

          5)   Merger, demerger:

               In the event that the issuer is merged into another company, or merges with other companies to form a new entity, or is broken up and its net assets transferred to existing or new companies, optionholders will be entitled to exercise their options for shares in the absorbing company or the new company (or companies). The number of shares that may be acquired on exercise of the options will be determined by adjusting the number of shares in the issuing company that could be acquired on exercise of the options - after taking into account any adjustments provided for in paragraphs 1 to 4 above - based on the ratio applied for the exchange of the issuing company's shares for shares in the absorbing company or the new company (or companies).

5.   EXERCISE OF OPTIONS

     - The options are exercisable between October 10, 2006 and October 9, 2007, in a single transaction or in several successive transactions, or at any other time as defined in section 2.

     - Optionholders who wish to exercise all or some of their options to purchase shares should notify the Human Resources Director of Sodexho Alliance or the authorized representative as designated by Sodexho Alliance. All exercises shall be in accordance with procedures approved by Sodexho Alliance and communicated to optionholders.

     - Sodexho Alliance, or its designated representative, shall have the power and the right to deduct from any amount otherwise due to the optionholder, or withhold, or require the optionholder to remit to Sodexho Alliance, an amount sufficient to satisfy Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this agreement.

     - Regardless of whether an option is vested or not, optionholders may exercise their stock-options only if a registration statement on Form S-8 with respect to the shares underlying the options has been declared effective or any appropriate exemption from registration under the US securities laws is available.

     - In exercising their options, optionholders become owners of shares in Sodexho Alliance. Unless the optionholder gives written notice on the day of exercise, the Company will transform these Shares into American Depositary Shares (ADR's), representing ordinary shares of Sodexho Alliance, which are negotiable on the New York Stock Exchange. This transformation will take place based upon existing parity between an ADR and a Sodexho Alliance ordinary share on the day of exercise.


                                  Exh. 99.2-3

6.   APPLICABLE LAW

     -    The stock options are governed by the laws of France.

     - In the event of a dispute, the French version shall prevail. It is available upon request. The French courts will be competent.

THE BOARD OF DIRECTORS


                                  Exh. 99.2-4